Exhibit 5.19

KEVIN R. MERRITT kmerritt@gblaw.com	(602) 256-4481

JOSEPH P. RICHARDSON jrichardson@gblaw.com	(602) 256-4452

March 25, 2014

KB Home

10990 Wilshire Boulevard

Los Angeles, California 90024

Re:	KB Home 4.75% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as special Arizona counsel at the request of KB Home, a Delaware corporation (the “Company”), on behalf of KB HOME Phoenix Inc. (“Phoenix”) and KB HOME Tucson Inc. (“Tucson”), each an Arizona corporation (collectively, the “Arizona Guarantors”), in connection with the Company’s offer and sale of $400,000,000 in aggregate principal amount of the Company’s 4.75% Senior Notes due 2019 (the “Securities”), the offer and sale of which was registered on its Registration Statement on Form S-3 (Registration No. 333-176930), as amended (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated March 20, 2014 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the guarantors named therein, and (iii) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule B thereto. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), an Eighth Supplemental Indenture dated as of March 12,

KB Home

March 25, 2014

2013 (the “Eighth Supplemental Indenture”), and a Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, and the Ninth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated March 25, 2014 (the “Officers’ Certificate Establishing Terms”), establishing the form and terms of the Securities. The Securities will be guaranteed by each of the Arizona Guarantors pursuant to the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(1) the Indenture;

(2) the Articles of Incorporation for Phoenix filed April 12, 1993 with the Arizona Corporation Commission (the “ACC”), together with all amendments thereto as certified to us by the Secretary of Phoenix (herein, the “Phoenix Articles”);

(3) the Bylaws of Phoenix, together with all amendments thereto, as certified to us by the Secretary of Phoenix;

(4) a Certificate of Good Standing in respect of Phoenix issued by the ACC dated March 12, 2014, supplemented on March 24, 2014 by a telephonic verbal confirmation of continued good standing status from the staff of the ACC (the “Phoenix Good Standing”);

(5) the Unanimous Consent of the Board of Directors of Phoenix to Corporate Action Without a Meeting dated March 18, 2014, and the accompanying Certificate of Secretary of the Company (the “Company’s Certificate of Secretary”);

(6) the Articles of Incorporation for Tucson filed January 6, 1999 with the ACC, together with all amendments thereto as certified to us by the Secretary of Tucson (herein, the “Tucson Articles”);

(7) the Bylaws of Tucson, together with all amendments thereto, as certified to us by the Secretary of Tucson;

(8) a Certificate of Good Standing in respect of Tucson issued by the ACC dated March 12, 2014, supplemented on March 24, 2014 by a telephonic verbal confirmation of continued good standing status from the staff of the ACC (the “Tucson Good Standing,” and together with the Phoenix Good Standing, the “Good Standing Certificates”);

KB Home

March 25, 2014

(9) the Unanimous Consent of the Board of Directors of Tucson to Corporate Action Without a Meeting dated March 18,2014, and the accompanying Company’s Certificate of Secretary;

(10) a photocopy of the executed global note representing the aggregate principal amount of all the Securities;

(11) the Officers’ Certificate Establishing Terms; and

(12) an Officers’ Certificate and a Certificate of Corporate Secretary of the Company and Secretary of the Guarantors, each dated the date hereof, issued on behalf of the Arizona Guarantors, among others, confirming certain factual matters relevant to the opinions set forth herein (collectively, the “Reliance Certificates”).

We have assumed the truth, accuracy and completeness of all matter set forth in the Company’s Certificate of Secretary and in the Reliance Certificates.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that each agreement referred to in this letter has been duly authorized, executed and delivered by, and is a legal, valid, binding and enforceable obligation of, each party thereto other than the Arizona Guarantors. We have not, except as specifically identified herein, been retained or engaged to perform, and accordingly we have not performed, any independent review or investigation of any agreements, contracts, instruments, corporate records, orders, writs, judgments, rules or decrees to which either or both of the Arizona Guarantors may be a party or to which any property of either Arizona Guarantor may be subject or bound. We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction, other than the Arizona Corporation and Associations Law (Arizona Revised Statutes §§ 10-120 et seq.), including the applicable provisions of the Arizona Constitution and reported judicial decisions relating thereto, as in effect as of this date.

Additionally, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Underwriting Agreement by the various parties, including as to the fact of delivery of the Indenture, the Underwriting Agreement, and the global note representing the aggregate principal amount of all of the Securities, in each instance without undertaking any independent investigation or inquiry.

The opinion set forth in Paragraph 1 below as to the existence of each of the Arizona Guarantors is based solely on our review of the Good Standing Certificates. We assume that the information set forth on the Good Standing Certificates was true as of the date issued, and remains true as of the date hereof.

KB Home

March 25, 2014

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1. Each Arizona Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona.

2. Each Arizona Guarantor has the requisite corporate power and corporate authority to execute and deliver, and to perform its obligations under, the Indenture and the Officers’ Certificate Establishing Terms.

3. The execution and delivery by each of the Arizona Guarantors of the Indenture and the Officers’ Certificate Establishing Terms, and the performance by each of the Arizona Guarantors of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of each Arizona Guarantor, and each such document has been duly executed and delivered by each Arizona Guarantor.

We express no opinion as to compliance with or the effect of any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws, including general principles of equity, to the extent the same may be applied to the delivery or performance of the Indenture by the Arizona Guarantors.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Arizona, as in effect on the date hereof. The manner in which any particular issue relating to the opinions would be treated in any actual proceeding would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any federal or Arizona or other state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to update, revise or supplement this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Munger, Tolles & Olson LLP, legal counsel to the Company and each of the Arizona Guarantors, may rely upon this opinion as if it were an addressee hereof on this date with respect to matters set forth herein that are governed by Arizona law for purposes of its opinion relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report on Form 8-K or the Registration Statement.

KB Home

March 25, 2014

Very truly yours,

GAMMAGE & BURNHAM

By	/s/ Kevin R. Merritt
Kevin R. Merritt

By	/s/ Joseph P. Richardson
Joseph P. Richardson